Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

New Source Energy Corporation

Oklahoma City, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2012, relating to the financial statements of New Source Energy Corporation which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, TX

April 19, 2012